Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

ANTERO MIDSTREAM CORPORATION

FIRST:  The name of the corporation is Antero Midstream Corporation (the “Corporation”).

SECOND:  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in New Castle County, Delaware.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it currently exists or may hereafter be amended.  The Corporation is being incorporated in connection with the conversion of Antero Midstream GP LP, a Delaware limited partnership (the “LP”) to a Delaware corporation (the “Conversion”), and this Certificate of Incorporation is being filed simultaneously with the Certificate of Conversion of the LP to the Corporation (the “Certificate of Conversion”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 2,100,000,000 shares of stock, consisting of (i) 100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and (ii) 2,000,000,000 shares of common stock, par value $0.01 per share (“Common Stock”).  Upon the filing of the Certificate of Conversion and this Certificate of Incorporation (the “Effective Time”), each common share representing a limited partner interest in the LP issued and outstanding immediately prior to the Effective Time will be deemed to be one issued and outstanding, fully paid and nonassessable share of Common Stock, without any action required on the part of the Corporation or the former holders of such common shares of the LP.

The designations and the powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

1.             Provisions Relating to Preferred Stock.

(a)           The shares of Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the board of directors of the Corporation (the “Board of Directors”) as hereafter prescribed (a “Preferred Stock Designation”).

(b)           Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more series, and with respect to each series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted by the Board of Directors providing for the issuance thereof the designations and the powers, preferences, rights, qualifications, limitations and restrictions relating to each series of the Preferred Stock, including, but not limited to, the following:

(i)            whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

(ii)           the maximum number of shares to constitute the series and the designations thereof;

(iii)          the preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

(iv)          whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(v)           whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(vi)          the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, the dividend rate, if any, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(vii)         the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(viii)        whether or not the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the Corporation, the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions, and the other terms and conditions of such conversion or exchange; and

(ix)          such other powers, preferences, rights, qualifications, limitations and restrictions with respect to any series as may to the Board of Directors seem advisable.

(c)           The shares of each series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects.

2.             Provisions Relating to Common Stock.

(a)           Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect.  Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.  Except as may otherwise be provided in this Certificate of Incorporation (including a Preferred Stock Designation) or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.  Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law.

(b)           Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

(c)           Subject to the rights, powers and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor. Notwithstanding the preceding sentence and the first sentence of Section 2(d) of this Article Fourth, any share of Common Stock that constitutes Unvested AMGP Common Stock (as defined in that certain Limited Liability Company Agreement of Antero IDR Holdings LLC dated as of December 31, 2016, and in effect as of March 12, 2019 and without giving effect to any subsequent amendments, modifications or terminations thereto (the “Antero IDR Holdings LLC Agreement”)) shall be subject to the terms and restrictions set forth in Section 7.8(h) of the Antero IDR Holdings LLC Agreement, including, without limitation, that the holder of any such shares scheduled to vest on December 31, 2019 shall not be entitled to and has waived its right to receive any distributions or dividends with respect to such shares of Unvested AMGP Common Stock that are paid during the twelve months ended December 31, 2019.

(d)           In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.  A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(e)           The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

FIFTH:  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock as specified in the related Preferred Stock Designation, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the first annual meeting of stockholders following the effective date of this Certificate of Incorporation (the “Class I Directors”), the initial term of office of the second class to expire at second annual meeting of stockholders following the effective date of this Certificate of Incorporation (the “Class II Directors”), and the initial term of office of the third class to expire at the third annual meeting of stockholders following the effective date of this Certificate of Incorporation (the “Class III Directors”), with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

Subject to the rights of holders of any series of Preferred Stock to elect directors or fill vacancies in respect of such directors as specified in the related Preferred Stock Designation and the terms of the Stockholders’ Agreement among the Corporation and certain of its stockholders, dated as of October 9, 2018 (as it may be amended from time to time, the “Stockholders’ Agreement”), any newly created directorship that results from an increase in the number of directors or any vacancy on the Board of Directors that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders.  Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.  No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

Subject to the rights of the holders of shares of any series of Preferred Stock, if any, to remove directors elected by such series of Preferred Stock pursuant to this Certificate of Incorporation (including any Preferred Stock Designation thereunder) and the terms of the Stockholders’ Agreement, including such terms relating to the removal of directors without cause, any director may be removed only for cause, upon the affirmative vote of the holders of at least a majority of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors.

Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, and the terms of the Stockholders’ Agreement, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board of Directors.  Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot.

SIXTH:  Subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

SEVENTH:  Special meetings of stockholders of the Corporation may be called only by the Chief Executive Officer, the Chairman of the Board or the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies. Subject to the rights of holders of any series of Preferred Stock, the stockholders of the Corporation do not have the power to call a special meeting of stockholders of the Corporation.

EIGHTH:  In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation; provided, however, that the provisions of this Article Eighth notwithstanding, (i) the bylaws of the Corporation may also be adopted, altered, amended or repealed by the stockholders of the Corporation but only by the vote of holders of not less than 66 2/3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class and (ii) so long as the Stockholders’ Agreement remains in effect, the Board of Directors shall not approve any amendment, alteration or repeal of any provision of the bylaws of the Corporation, or the adoption of any new bylaw of the Corporation, that (x) would be contrary to or inconsistent with the terms of the Stockholders’ Agreement or (y) amends, alters or repeals the provisions of this clause (ii) or the immediately following sentence of this Article Eighth. Notwithstanding the foregoing, nothing in the bylaws of the Corporation shall be deemed to limit the ability of the parties to the Stockholders’ Agreement to amend, alter or repeal any provision of the Stockholders’ Agreement pursuant to the terms thereof, and no amendment to the Stockholders’ Agreement (whether or not such amendment modifies any provision of the Stockholders’ Agreement to which the bylaws of the Corporation are subject) shall be deemed an amendment of the bylaws of the Corporation.

NINTH:  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists.  In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director.

Any amendment, repeal or modification of this Article Ninth shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

TENTH:  Warburg Pincus LLC, Yorktown Partners LLC and their respective affiliates (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, and other than the Corporation and its subsidiaries) (together, the “Sponsor Group”), agents, shareholders, members, partners, officers, directors and employees, including any director or officer of the Corporation who is also a shareholder, member, partner, officer, director, or employee of any member of the Sponsor Group (each, a “Specified Party”), have participated (directly or indirectly) in and may, and shall have no duty not to, continue to (x) participate (directly or indirectly) in venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities conducting business of any kind, nature or description (“Other Investments”) and (y) have interests in, participate with, aid and maintain seats on the boards of directors or similar governing bodies of Other Investments, in each case that may, are or will be competitive with the business of the Corporation and its subsidiaries or in the same or similar lines of business as the Corporation and its subsidiaries, or that could be suitable for the Corporation or its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, any such Other Investment or any business opportunities for such Other Investments that are from time to time presented to any Specified Party or are business opportunities in which a Specified Party participates or desires to participate, even if the Other Investment or business opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Specified Party shall have no duty to communicate or offer any such Other Investment or business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, and the Corporation shall indemnify each Specified Party against any claim that such Specified Party is liable to the Corporation or its stockholders for breach of any fiduciary duty, by reason of the fact that such Specified Party (i) participates in any such Other Investment or pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another person or (iii) fails to present any such Other Investment or business opportunity, or information regarding such Other Investment or business opportunity, to the Corporation or its subsidiaries, unless, in the case of a Specified Party who is a director of the Corporation, any such business opportunity is expressly offered to such Specified Party in writing solely in his or her capacity as a director of the Corporation.

Neither the amendment nor repeal of this Article Tenth, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

If any provision or provisions of this Article Tenth shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Tenth (including, without limitation, each portion of any paragraph of this Article Tenth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article Tenth (including, without limitation, each such portion of any paragraph of this Article Tenth containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

This Article Tenth shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the bylaws of the Corporation, any agreement, vote of stockholders or disinterested directors or applicable law. Any person or entity purchasing or otherwise acquiring or holding any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Tenth.

ELEVENTH:  The Corporation shall not be governed by Section 203 of the DGCL, as now in effect or hereafter amended, or any successor statute thereto, as permitted under and pursuant to subsection (b)(3) thereof.

TWELFTH:  The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation, from time to time, to amend this Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

THIRTEENTH:  Notwithstanding any other provision of this Certificate of Incorporation or the bylaws of the Corporation (and in addition to any other vote that may be required by law, this Certificate of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of this Certificate of Incorporation; provided, however, that, so long as the Stockholders’ Agreement remains in effect, no provision of this Certificate of Incorporation may be amended, altered or repealed in any manner that would be contrary to or inconsistent with the terms of the Stockholders’ Agreement. Notwithstanding the foregoing, nothing in this Certificate of Incorporation shall be deemed to limit the ability of the parties to the Stockholders’ Agreement to amend, alter or repeal any provision of the Stockholders’ Agreement pursuant to the terms thereof, and no amendment to the Stockholders’ Agreement (whether or not such amendment modifies any provision of the Stockholders’ Agreement to which this Certificate of Incorporation is subject) shall be deemed an amendment of this Certificate of Incorporation.

FOURTEENTH:  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of

Chancery of the State of Delaware lacks subject matter jurisdiction, any state or federal court located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Corporation’s bylaws (as each may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Fourteenth.

FIFTEENTH:  The incorporator of the Corporation is Alvyn A. Schopp, whose mailing address is 1615 Wynkoop Street, Denver, Colorado 80202.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of this 12th day of March, 2019.

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Incorporator

[Signature Page to Certificate of Incorporation]